Exhibit 10.2
RESEARCH, DEVELOPMENT
AND COMMERCIALIZATION AGREEMENT
     This Research, Development and Commercialization Agreement (“Agreement”) is signed as of this 18th day of December, 2008, by and between:
     on the one hand,
Hoffmann-La Roche Inc., with its principal place of business at 340 Kingsland Street, Nutley, New Jersey 07110 USA (“Roche Nutley”), and F. Hoffmann-La Roche Ltd, a Swiss corporation, with its principal office at Grenzacherstrasse 124, CH-4070 Basel, Switzerland (“Roche Basel”; Roche Nutley and Roche Basel are collectively referenced as “Roche”), and on the other hand,
     VIA Pharmaceuticals, Inc., with its principal place of business at 750 Battery Street, Suite 330, San Francisco California 94111 USA (“VIA”). VIA and Roche each may be referred to herein as a “Party,” and collectively as “Parties.”
     WHEREAS, Roche owns certain patent rights, know-how and regulatory filings with respect to the Compound (as defined below);
     WHEREAS, Roche believes that the Compound has the potential to be incorporated into a drug with significant worldwide annual sales, and that VIA has the ability to realize the potential of this compound;
     WHEREAS, VIA desires to develop the Compound and ensure that it is diligently developed and commercialized worldwide so as to realize promptly its therapeutic and commercial potential;
     WHEREAS, VIA desires to obtain an exclusive license under Roche’s patent rights, know-how and regulatory filings to begin development and commercialization of products containing the Compound; and
     WHEREAS, Roche is willing to grant an exclusive license to VIA under such patent rights and know-how.
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties mutually agree as follows:

ARTICLE 1
DEFINITIONS
     As used in this Agreement, the following terms shall have the following meanings, and singular forms, plural forms and derivative forms, (i.e. other parts of speech) shall be interpreted accordingly:
     1.1 “Additional Licensed Compound” means any compound other than the Compound or a Derivative, the composition or use of which is claimed in the Roche Patent Rights, including any salt, ester, non-covalent complex, chelate, hydrate, and stereoisomer thereof, and other forms of any such compound.
     1.2 “Affiliate” means any corporation or non-corporate business entity that directly or indirectly controls, is controlled by, or is under common control with a Party to this Agreement. As used in this definition, the term “control” (with correlative meanings for the terms “controlled by” and “under common control with”) means that an entity owns greater than fifty percent (>50%) of the voting stock of the subject entity with the ability to elect a majority of the board (or managing members) of such entity, or otherwise has the power to govern and control the financial and the operating policies and management of the subject entity, whether through the ownership or control of voting securities, by contract or otherwise. With respect to Roche, the term “Affiliate” shall not include Genentech, Inc. or Chugai Pharmaceutical Co., Ltd, unless Roche opts for such inclusion by giving written notice to VIA. With respect to VIA, the term “Affiliate” shall not include any corporation or non-corporate business entity that VIA does not directly or indirectly control.
     1.3 “Commencement” means, with respect to a clinical trial, the date upon which the first patient receives the first dose of an item that is the subject of such clinical trial.
     1.4 “Commercialize” means to make, have made, develop, use, sell, have sold, offer for sale, and import.
     1.5 “Compound” means the compound ***, also known as RO***.
     1.6 “Derivative” means any salt, ester, non-covalent complex, chelate, hydrate, and stereoisomer of the Compound, and any compound generated by modifying the structure of the Compound so as to optimize its activity.
     1.7 “Development Plan” means the plan for guiding development of Licensed Products.

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     1.8 “Dollars” or “$” means US dollars.
     1.9 “Effective Date” means January 5, 2009.
     1.10 “FDA” means the United States Food and Drug Administration and any successor entity thereto.
     1.11 “FD&C Act” means the US Federal Food, Drug, and Cosmetic Act, as amended, and the equivalent laws and regulations in any foreign countries or jurisdictions.
     1.12 “Field” means all therapeutic, prophylactic, and other pharmaceutical uses and applications.
     1.13 “First Commercial Sale” means the first invoiced sale by the VIA Group of a Licensed Product in a particular country to a Third Party in such country.
     1.14 “Global Liaison” means an employee of Roche who is selected by Roche to be the point person with primary responsibility for communications and interactions with VIA.
     1.15 “IND” means an Investigational New Drug Application filed with the FDA and covering administration of a Compound, Derivative or Additional Licensed Compound.
     1.16 “Inventions” means any and all useful ideas, concepts, methods, procedures, processes, improvements, inventions, discoveries, and reductions to practice, whether or not patentable, which arise from or are first made, conceived or first reduced to practice in the course of the activities conducted pursuant to or in exercise of a right granted under this Agreement.
     1.17 “Know-How” means all non-patented data, information, methods, procedures, processes, materials and other know-how.
     1.18 “Licensed Product” means any product containing a Compound, a Derivative or an Additional Licensed Compound, including all formulations, dosages, and dosage forms thereof.
     1.19 “Major Market” means any of the US, Japan, the United Kingdom, Germany, France, Spain or Italy.
     1.20 “NDA” means a new drug application, including all necessary documents, data, and other information concerning a Licensed Product, required for Regulatory Approval of the Licensed Product as a pharmaceutical product by the FDA or an equivalent application to the equivalent agency in any other country or group of countries (e.g. the marketing authorization application (MAA) in the European Union).

     1.21 “Net Sales” means, with respect to VIA, the amount of gross sales of all Licensed Products in the Territory invoiced by the VIA Group to Third Parties, as reduced by the following deductions to the extent actually allowed or incurred with respect to such sales: (a) transportation charges, and other shipping charges, such as insurance, (b) sales, value-added and excise taxes, customs, duties, and any other governmental charges, to the extent imposed upon the sale of the Licensed Product and paid by the selling party, provided that no income taxes shall be deducted from gross sales of Licensed Product to calculate Net Sales, (c) distributor fees, rebates or allowances actually granted, allowed or incurred, including government and managed care rebates, (d) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred, and (e) allowances or credits to customers or write offs of invoiced amounts, not in excess of the selling price of Licensed Product, on account of governmental requirements, rejections, recalls, or returns.
If Licensed Product is sold as part of a Combination Product (as defined below), then the parties shall meet approximately one (1) year prior to anticipated First Commercial Sale to negotiate, on a country-by-country basis, in good faith and agree to an appropriate adjustment to Net Sales, on a country-by-country basis, to reflect the relative significance of the Compound, Derivative or Additional Licensed Compound and other pharmaceutically active ingredients contained in the Combination Product. If the parties cannot reach agreement, then the Net Sales of the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the portion of the Net Sales definition preceding this paragraph) on a country-by-country basis, during the applicable royalty reporting period, by the fraction, A/(A+B), where A is the average sale price of the Licensed Product when sold separately in finished form and B is the average sale price of the other pharmaceutical product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred.
In the event that such average sale price cannot be determined for both the Licensed Product and all other pharmaceutical products(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/(C+D) where C is the fair market value of the Licensed Product and D is the fair market value of all other pharmaceutical product(s) included in the Combination Product.
“Combination Product” shall mean any product that contains, in addition to a Compound, a Derivative or an Additional Licensed Compound, one or more other pharmaceutically active ingredients.
     1.22 “Patent” means (a) any patent, including re-examinations, reissues, renewals, extensions and term restorations thereof, and any foreign counterpart of any of the foregoing, and (b) any pending application for patent, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, inventors’ certificates, and extensions, and any foreign counterpart of any of the foregoing.
     1.23 “Phase I” means, with respect to the United States, the first phase of human clinical trials using a limited number of human subjects to gain evidence of the safety and tolerability of a Licensed Product and information regarding pharmacokinetics and potentially pharmacological activity for such Licensed Product, Compound, Derivative or Additional Licensed Compound, which human clinical trials are completed prior to the initiation of Phase II, as described in 21 C.F.R. § 312.21(a), as may be amended, or, with respect to any other country or jurisdiction, the equivalent of such a clinical trial in such other country or jurisdiction.
     1.24 “Phase II” means, with respect to the United States, the second phase of human clinical trials of a Licensed Product in human subjects to gain evidence of the efficacy in one or more indications and expanded evidence of the safety of such Licensed Product, Compound, Derivative or Additional Licensed Compound, as well as an indication of the dosage regimen required, as described in 21 C.F.R.§ 312.21(b), as may be amended, or, with respect to any other country or jurisdiction, the equivalent of such a clinical trial in such other country or jurisdiction.
     1.25 “Phase III” means, with respect to the United States, the third phase of human clinical trials of a Licensed Product, which are large-scale trials to gain evidence of the efficacy and safety in a number of human subjects sufficient to support Registration for such Licensed Product, Compound, Derivative or Additional Licensed Compound with the FDA, as described in 21 C.F.R. § 312.21(c), as may be amended, or, with respect to any other country or jurisdiction, the equivalent of such a clinical trial in such other country or jurisdiction.
     1.26 “Registration” in relation to any Licensed Product means such approvals by the applicable Regulatory Agency in a country (or community or association of countries) included in the Territory (including, where applicable, price approvals) that are required to be obtained prior to marketing and selling such Licensed Product in such country or jurisdiction.
     1.27 “Regulatory Agency” means, with respect to any particular country or jurisdiction, the governmental authorities, bodies, commissions, agencies and/or other instrumentalities of such country or jurisdiction (the EMEA with respect to the EU), with the primary responsibility for the evaluation or approval of pharmaceutical products before such product can be tested, marketed, promoted, distributed or sold in such country, including such governmental bodies that have jurisdiction over the conduct of clinical trials and/or the pricing of such pharmaceutical product. The term “Regulatory Agency” includes the FDA.
     1.28 “Regulatory Filing” means any filing with a Regulatory Agency relating to or to permit or request, as applicable, the clinical evaluation or Registration of a Licensed Product. Regulatory Filings include without limitation INDs and NDAs.

     1.29 “Roche Know-How” means all Know-How which on the Effective Date is owned or controlled by, or licensed to, Roche and in which Roche has a cost-free transferable interest.
     1.30 “Roche Patent Rights” means all Patents in the Territory listed on Appendix A, and any future Patents that claim priority from or the benefit of the filing date of any of the Patents listed in Appendix A, and including any and all extensions, supplementary protection certificates and the like with respect to any of the foregoing.
     1.31 “Signing Date” means December 18, 2008
     1.32 “Territory” means the entire world, subject to Section 12.7(a).
     1.33 “Third Party” means any party other than Roche, Roche’s Affiliates, or a member of the VIA Group.
     1.34 “Transfer Know-How” means the Roche Know-How identified on Appendix B.
     1.35 “VIA Group” means VIA, its Affiliates and sublicensees under this Agreement.
     1.36 “VIA Know-How” means all Know-How that is related to the Compound, a Derivative, an Additional Licensed Compound or a Licensed Product, and is owned or controlled by VIA Group and in which VIA has a transferable interest.
     1.37 “VIA Patent Rights” means all Patents in the Territory that (a) claim a Compound, Derivative, Additional Licensed Compound or Licensed Product, or the manufacture or use thereof, and (b) are owned or controlled by VIA during the term of this Agreement.
     1.38 “US” means the United States of America, its territories and possessions.
     1.39 “Valid Claim” means a claim contained in (i) an issued and unexpired patent included within the Roche Patent Rights or VIA Patent Rights that has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is not subject to any further appeal, and that has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise or (ii) a patent application which is included within the Roche Patent Rights or VIA Patent Rights and has been pending for less than *** (***) years from the priority date. If a claim of a patent application that ceased to be a Valid Claim under item (ii) because of the passage of time later issues as a part of a patent within item (i), then it shall again be considered to be a Valid Claim effective as of the issuance of such patent.

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ARTICLE 2
GRANT OF LICENSE AND ASSIGNMENTS
     2.1 Grants and Assignments.
          (a) Subject to the terms and conditions of this Agreement, Roche hereby grants to VIA and its Affiliates, and VIA hereby accepts on its and their behalf, a sole and exclusive license, with full rights to sublicense , under the Roche Know-How, to (a) develop, use, sell, offer for sale, and import Licensed Products containing the Compound, Derivative or Additional Licensed Compound in the Field, in the Territory, and (b) make and have made Licensed Products in the Territory for such development, use, sale, offering for sale, and importation.
          (b) Roche shall retain all rights under Roche Know-How for any other purpose.
          (c) Subject to the terms and conditions of this Agreement, Roche hereby assigns to VIA all of its rights, title and interest in and to the Roche Patent Rights. VIA shall be solely responsible for preparing and filing appropriate assignments with the various patent offices in the Territory.
          (d) If VIA has or would like to sublicense a Third Party under Roche Know-How and Roche Patent Rights and would prefer that Roche grant a direct license to such Third Party under Roche Know-How, then Roche will not unreasonably deny granting such a direct license under Roche Know-How, provided that such Third Party agrees to the applicable terms and conditions of this Agreement and covenants to make the applicable financial payments under this Agreement to Roche.
     2.2 Covenant Not to Sue. If the making, having made, using, offering for sale, selling, or importing in any country in the Territory in the Field by the VIA Group of any composition described in the Patent Rights which contains Compound manufactured using a process set forth in the Patent Rights would, during the term of the Agreement in such country, infringe a claim of an issued patent owned or controlled by Roche (other than the Roche Patent Rights), Roche hereby grants to the VIA Group, to the extent Roche is legally able to do so, a covenant not to sue under such patent, as may be necessary to enable the VIA Group to make, have made, use, offer for sale, sell and import such composition in such country. Roche shall cause such covenant to be binding on any assignee of any such patent and VIA shall have the right to grant or assign its rights under such covenant to any of its permitted sublicensees or assignees.
     2.3 Covenant Regarding License Scope. VIA hereby covenants and agrees that it and its Affiliates shall not, during the term of this Agreement, in the absence of any other valid right or license granted to VIA or its Affiliates, knowingly (i) practice any Roche Know-How outside the scope of the licenses granted by Roche in Section 2.1(a) or (ii) practice any Roche Patent Rights within the scope of the licenses granted by VIA in Section 2.1(d).

     2.4 Section 365(n) of the Bankruptcy Code. The licenses granted under this Article 2 shall be treated as licenses of rights to “intellectual property” (as defined in Section 101(56) of Title 11 of the United States Code, as amended (the “Bankruptcy Code”)) for purposes of Section 365(n) of the Bankruptcy Code. The Parties agree that VIA may elect to retain and may fully exercise all of its rights and elections under the Bankruptcy Code; provided that VIA complies with the terms of this Agreement.
ARTICLE 3
RESEARCH AND DEVELOPMENT REIMBURSEMENT AND MILESTONE PAYMENTS
     3.1 Fees. VIA shall pay to Roche in consideration for the rights granted herein a fee of *** Dollars ($***) which shall be non-refundable, and non-creditable, and payable by VIA within thirty (30) days after receipt of an invoice from Roche after the Signing Date.
     3.2 Milestone Payments. VIA shall pay to Roche non-refundable, non-creditable milestone payments in the amounts specified in tabular form below (each a “Milestone Payment”) no later than thirty (30) days after the first occurrence of each of the following events, as they occur:

Milestones	Payments (Dollars)

Commencement of Phase I	$ ***
Commencement of Phase II	$ ***
Commencement Phase III	$ ***

NDA Approval in the USA	$ ***

NDA Approval in a Major Market country in Europe	$ ***
Each milestone payment set forth under this Section 3.2 shall be paid to Roche no more than once, and once paid shall be non-refundable. For clarity, once any milestone payment is paid to Roche under this Section 3.2, such payment shall not be owed with respect to any other Licensed Product even if such milestone is subsequently achieved again by any Licensed Product.

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ARTICLE 4
ROYALTIES
     4.1 Royalties in General. For each Licensed Product, the obligation of VIA to pay Roche royalties based on sales of the Licensed Product in a given country shall commence on the date of the First Commercial Sale of such Licensed Product by the VIA Group in such country and shall continue until the later of (a) the date upon which there no longer exists in such country Roche Patent Rights having a Valid Claim that claims the manufacture, use or sale of such Licensed Product in such country, or (b) the date which is ten (10) years after the date of First Commercial Sale of such Licensed Product in such country. VIA shall pay or cause to be paid to Roche a royalty based on Net Sales made by the VIA Group in the Territory, on a country-by-country basis, at the royalty rate of *** percent (***%), subject to reduction as provided in Sections 4.3, 4.4, 4.5 and 4.6.
     4.2 Accrual of Royalties. No royalty shall be due or owing from the use or distribution of a Licensed Product in transactions where no consideration is received by the VIA Group, such as when a Licensed Product is made or used for tests or development purposes or is distributed as samples. No royalties shall be payable on sales among entities within the VIA Group, but royalties shall be payable on the first subsequent sale by entities within the VIA Group to a Third Party. No multiple royalties shall be payable under this Agreement because a commercialized Licensed Product is covered by more than one Valid Claim or is covered by both a claim with respect to Know-How and a Valid Claim.
     4.3 Reduction for No Patent. If, but for this Agreement, no Valid Claim of Roche Patent Rights would be infringed by the making, using, or selling, of a Licensed Product in a country in the Territory, then the royalty rate otherwise applicable to any Net Sales of such Licensed Product under Section 4.1 in such country shall be reduced by *** percent (***%) of the royalty rate otherwise applicable to such Net Sales.
     4.4 Reduction for Third Party License Fees. VIA shall be entitled to deduct from its payment obligations under Section 4.1 hereunder *** percent (***%) of any license fees, milestone payments and royalties that VIA pays to a Third Party in respect of any license to Third Party Patents that VIA reasonably concludes is required for the manufacture, use, offer for sale, sale or importation of the Compound, any Derivative or any Additional Licensed Compound; provided that no such deduction shall reduce the amount of any quarterly royalty payment under Section 4.1 by more than *** percent (***%) of the amount otherwise payable. If VIA is prevented from deducting any amount by the proviso in the immediately preceding sentence, then VIA shall be entitled to carry forward such amount for deduction from subsequent payments to Roche under Section 4.1.

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     4.5 Reduction for Generic Competition. If a Third Party sells a product that contains the same Compound, Derivative or Additional Licensed Compound as found in the Licensed Product sold in a country in the Territory, then VIA’s royalty obligations to Roche under Sections 4.1 and 4.3 with respect to sales in such country shall be reduced as follows: ***.
     4.6 Cap on Royalty Reductions. In no case shall the royalties otherwise payable under Section 4.1 be reduced by more than *** percent (***%) regardless of the number of reductions otherwise available under Sections 4.3-4.5.
ARTICLE 5
ROYALTY REPORTS AND ACCOUNTING
     5.1 Royalty Payments; Royalty Reports. After the First Commercial Sale and for the remaining term of this Agreement, VIA shall submit with each payment of royalties to Roche a written royalty report (“Royalty Report”) covering sales of Licensed Product for each VIA fiscal quarter (currently ending on or about the last day of March, June, September, and December) with the following information provided on a country-by-country basis for the Major Market countries and for the rest of the world as a whole:
          (a) gross sales;
          (b) Net Sales;
          (c) the royalties, payable in Dollars, which shall have accrued hereunder in respect to such Net Sales;
          (d) withholding taxes, if any, required by law to be deducted in respect of such sales;
          (e) the exchange rates used in determining the amount of Dollars; and
          (f) the royalty rates applied to calculate royalties due hereunder.
     Royalty Reports shall be due for the entire Territory no later than sixty (60) days after the end of the fiscal quarter to which they pertain. The Parties will cooperate with each other with regard to the handling of withholding taxes.
     5.2 Exchange Rate; Manner of Payment. All payments due under this Agreement shall be made in Dollars via wire transfer of immediately available funds, or by such other commercially reasonable means as may be designated by Roche. Royalty payments due on Net Sales in countries in the Territory outside the US shall be

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made in Dollars, after being converted by VIA using the average rate of exchange for such currencies during the applicable calendar quarter, as retrieved from Reuters’ system for the applicable period. If by law, regulations or fiscal policies, remittance of royalties in Dollars, or removal of currency from the country, is prohibited or restricted, VIA will notify Roche and payment of the royalty obligation shall be made by deposit thereof in local currency to the credit of Roche in a recognized banking institution in such country designated by Roche. If in any country or jurisdiction, the law, regulations or fiscal policies prohibit both the transmittal and deposit of royalties on sales in such country, royalty payments calculated as a percentage of Net Sales in that country shall be suspended for as long as such prohibition is in effect, and as soon as such prohibition ceases, all royalties that Roche would have otherwise been entitled to shall be transmitted or deposited to the extent allowable.
     5.3 Payment Due Dates. Royalties shown to have accrued by each Royalty Report provided for under Article 5 of this Agreement shall be due and payable sixty (60) days after the end of the fiscal quarter to which they pertain. Payment of royalties in whole or in part may be made in advance of such due date. All royalty and other payments due to Roche hereunder, shall be made in Dollars and delivered to the account specified below or to any other account specified by Roche:

Bank Name:	Citibank, n.a. New York, NY
ABA Routing No.:	xxxxxxxxx
Account Name:	Hoffmann-La Roche Inc.
Account No.:	xxxxxxxx
VIA shall provide Roche with an annual non-binding forecast of anticipated Net Sales for each calendar year by September 30 of the preceding calendar year.
     5.4 Right to Audit. During the Term and for a period of *** (***) years thereafter, VIA shall keep (and shall cause its Affiliates, licensees and sublicensees to keep) complete and accurate records pertaining to the purchase, storage, sale, or other disposition of Licensed Products in sufficient detail to permit Roche to confirm the accuracy of all royalty and other payments due hereunder. Records will include, at a minimum, master files, product numbers, description, quantities purchased, shipped, sold and on-hand at period end, customer or supplier name, address, customer agreements, date of purchase or sale, cost of purchase or sale price, and delivery address. Roche shall have the right to cause an independent, certified public accountant to audit such records to confirm gross sales, Net Sales, royalty reductions, royalty payments, and milestone payments related to Net Sales for a period covering not more than the preceding *** (***) years. Such audits may be exercised no more than once per calendar year during normal business hours upon reasonable prior written notice to VIA. Prompt adjustments shall be made by the parties to reflect the results of

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such audit. Roche shall bear the full cost of such audit unless such audit discloses an underpayment by VIA of more than five percent (5%) of the amount of royalty or other payments due under this Agreement, in which case, VIA shall bear the full cost of such audit and shall promptly remit to the auditing party the amount of any underpayment, plus interest calculated at the three month US Dollar LIBOR rate plus *** percent (***%). If requested by Roche, VIA shall provide to Roche within thirty (30) days after such request any and all financial information relating to VIA that is Controlled by VIA and necessary for Roche to prepare its financial statements and to make governmental filings, including full monthly reporting of data to Roche by the third work day of each month and maintaining a set of accounting records, based on Roche Financial Group Accounting and Reporting Requirements (“FGAR”) and International Financial Reporting Standards (“IFRS”).
     5.5 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of the one-month LIBOR plus *** percent (***%); provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Licensor from exercising any other rights it may have as a consequence of the lateness of any payment.
     5.6 Confidentiality of Records. Roche agrees that all information subject to review under this Article 5 or under any sublicense agreement (other than the reported results of such review) is confidential and that Roche and the auditor shall retain all such information in confidence, although this condition is not intended to restrict Roche from enforcing any term or provision of this Agreement in arbitration or court.
ARTICLE 6
RESEARCH, DEVELOPMENT AND MARKETING
     6.1 Development. Prior to the Effective Date, Roche has conducted research and development of the Compound. VIA shall use commercially reasonable efforts to develop and commercialize Licensed Products, including obtaining the necessary approvals from Regulatory Agencies. In no case shall commercially reasonable efforts be less than those efforts that would be exerted by a comparable biotech company with a drug of similar commercial potential.
          (a) At the Effective Date of this Agreement, Roche shall assign a Global Liaison to be the liaison with VIA. The Global Liaison will be the Roche point person with primary responsibility for communications and interactions with VIA related to:
               i) General Inter-Company Communication

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               ii) VIA Group due diligence
               iii) Technology and Data Transfer.
          (b) Similarly and for reasons including those set out in Section 6.2(a). VIA shall assign a liaison with Roche.
     6.2 Development Program.
          (a) VIA shall, at its expense, conduct a clinical and commercial development program relating to the use of a Licensed Product using commercially reasonable efforts (“Development Program”) consistent with a Development Plan that is to be provided to Roche as soon as practicable after creation by VIA. VIA shall provide on a once yearly basis written reports to the Global Liaison on the progress of the Development Program, and annually shall provide to the Global Liaison a written overview of material Development Program activities.
          (b) VIA shall maintain a clinical trials database in accordance with the standards of Regulatory Agencies.
          (c) The Development Plan may be reasonably modified and updated at any time as is deemed necessary at the discretion of VIA.
          (d) Notwithstanding anything to the contrary hereunder (including without limitation under Section 6.1 and this Section 6.2), VIA’s sole and exclusive liability and Roche’s sole and exclusive remedy for any failure by VIA to exercise any required level of efforts to research, develop, obtain Registrations or commercialize the Licensed Products shall be for Roche to exercise any termination right that Roche might have pursuant to Section 12.3 on account of such failure.
     6.3 Reversion to Roche. Notwithstanding anything in this Agreement to the contrary, if at any time and for any reason, whether scientific, technical, medical, economic, commercial or otherwise, VIA shall determine that it is not reasonable to continue clinical trials or other development of Licensed Products (whether directly or through one or more Affiliates or sublicensees), it may deliver a written notice of such determination to Roche, and its election to cease further development, in which event, Roche may terminate the Agreement and all licenses granted herein pursuant to Section 12.3(b) and VIA shall reassign the Roche Patent Rights to Roche. Likewise, if VIA determines not to pursue the development or commercialization of a Licensed Product (whether directly or through one or more Affiliates or sublicensees) in any of the following sub-territories: (i) the US, (ii) Japan, (iii) the European Union (in such case at least three (3) of the Major Markets in the European Union), then VIA shall provide Roche with written notice of its decision and shall terminate this Agreement with respect to such sub-territory, within thirty (30) days following Roche’s receipt of such notice, in which event, Roche may terminate all licenses granted herein solely for such sub-territory pursuant to Section 12.3(b) and VIA shall reassign the Roche Patent Rights to Roche with respect to such sub-territory.

ARTICLE 7
PATENT RIGHTS
     7.1 Patent Prosecution and Maintenance.
          (a) VIA shall, at its sole expense, prosecute any and all patent applications within the Roche Patent Rights and VIA Patent Rights, to obtain patents thereon and to maintain all patents included in the VIA Patent Rights using patent counsel of its choice. Interferences, nullification proceedings and oppositions shall be considered a part of the prosecution and maintenance of the VIA Patent Rights.
          (b) VIA shall keep Roche reasonably informed of its prosecution of the Roche Patent Rights. VIA agrees to provide Roche with a written report no less frequently than once each year updating Roche with respect to the status of its prosecution of the Roche Patent Rights.
     7.2 Discontinuance/Abandonment. Notwithstanding Section 7.1, VIA shall have the right to discontinue the prosecution of any patent application, or to abandon any patent, encompassed within the Roche Patent Rights. If VIA decides to abandon or allow to lapse any patent application or patent within the Roche Patent Rights, then VIA shall inform Roche at least thirty (30) days prior to such abandonment or lapse and Roche shall be given the opportunity to have such Patent assigned to it from VIA. If a Roche patent application or patent is reassigned to Roche, then such Patent shall cease to be considered Roche Patent Rights for purposes of royalty payments under Article 4 and VIA shall have no rights whatsoever under such Patent.
     7.3 Status of Patent Rights. Within thirty (30) days after each anniversary of the Effective Date, VIA shall advise Roche as to the then-current status of any patent applications or patents within the Roche Patent Rights.
     7.4 Ownership of Future Inventions and Know-How.
          (a) Patentable and unpatentable Inventions or Know-How made, developed or conceived by VIA personnel alone (or jointly with one another) shall be the sole property of VIA (“VIA Inventions”). VIA shall have sole discretion and responsibility to prepare file, prosecute and maintain patent applications for VIA Inventions, and shall be responsible for related interference proceedings.
          (b) Patentable and unpatentable Inventions or Know-How made, developed or conceived by Roche personnel alone (or jointly with one another) shall be the sole property of Roche (“Roche Inventions”). Roche shall have sole discretion and responsibility to prepare file, prosecute and maintain patent applications for Roche Inventions, and shall be responsible for related interference proceedings.
          (c) Patentable or unpatentable Inventions or Know-How jointly made, developed or conceived by VIA and Roche personnel shall be jointly owned, unless the Parties agree otherwise. Patent applications for joint inventions shall be prepared and prosecuted jointly. Subject to any exclusivity obligations set forth in this Agreement, each Party shall be free to use and exploit jointly owned Inventions, Patents and Know-How without the consent of, or any duty to account to, the other Party.
          (d) In no event shall any disclosure of compounds, inventions or other information in accordance with this Section 7.4 be construed as an offer to sell those compounds, inventions or other information. Any disclosure under this Section 7.4 shall be subject to the confidentiality provisions of this Agreement.
ARTICLE 8
INFRINGEMENT
     8.1 Applicability. The provisions of this Article 8 shall govern the Parties’ rights and obligations, as between themselves, with respect to actions against Third Parties for infringement of the Patents assigned under this Agreement.
     8.2 Third Party Infringement.
          (a) If either VIA or Roche becomes aware of any product made, used, sold or imported in the Territory which it believes to infringe a Valid Claim within the Roche Patent Rights (“Roche Patent Infringement”) or the VIA Patent Rights covering or relating to a Licensed Product or its manufacture or use, then such Party (the “Notifying Party”) shall promptly (and, in the event of receiving a Paragraph IV Certification described in 21 C.F.R. § 314.50(i)(A)(4), within ten (10) days) advise the other Party of all the relevant facts and circumstances known by the Notifying Party in connection with the infringement.
          (b) VIA shall have the right and obligation (subject to commercial reasonableness), at its own expense, to enforce Roche Patent Rights against Roche Patent Infringement and VIA shall have the right, at its own expense, but not the obligation, to enforce VIA Patent Rights against infringement. Roche and its Affiliates shall, at VIA’s sole expense, fully cooperate with VIA with respect to the investigation and prosecution of such alleged Roche Patent Infringement including (without limitation) the joining of Roche and its Affiliates as a party to such action, as may be required by the law of the particular forum where enforcement is being sought. Roche and its Affiliates shall, at VIA’s sole expense, fully cooperate with VIA with respect to the investigation and prosecution of such alleged infringement of the VIA Patent Rights including (without limitation) the joining of Roche and its Affiliates as a party to such action, as may be required by the law of the particular forum where enforcement is being sought. Any recovery by VIA shall be treated as Net Sales under this Agreement and subject to royalty payments.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES
     9.1 Representations of Roche. Roche hereby represents to VIA as of the Effective Date that:
          (a) Roche is duly formed and/or incorporated, validly existing and in good standing, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Roche. This Agreement has been duly executed and delivered by Roche and constitutes the valid, binding and enforceable obligation of Roche, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity.
          (b) Roche owns the Roche Patent Rights and owns, controls, or licenses the Roche Know-How and owns all of the Transfer Know-How (as defined in Section 11.1);
          (c) Except for the Roche Patent Rights, Roche and its Affiliates do not own or control any Patents claiming the Compound;
          (d) Roche has the right to grant VIA the rights and licenses granted under this Agreement; and
          (e) Roche is not subject to, or bound by, any provision of:
               (i) any articles or certificates of incorporation or by-laws;
               (ii) any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, license, permit, trust, custodianship, or other instrument, agreement or restriction; or
               (iii) any judgment, order, writ, injunction or decree or any court, governmental body, administrative agency or arbitrator;
that would prevent, or be violated by, or under which there would be a default as a result of, nor is the consent of any Third Party required for, the execution, delivery and performance by Roche of this Agreement and the obligations contained herein, including without limitation, the grant to VIA of the licenses and assignments described in Section 2.1 hereof.
     9.2 Representations of VIA. VIA hereby represents to Roche as of the Effective Date that:
          (a) VIA is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of VIA. This Agreement has been duly executed and delivered by VIA and constitutes the valid, binding and enforceable obligation of VIA, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity.
          (b) VIA is not subject to, or bound by, any provision of:
               (i) any articles or certificates of incorporation or by-laws;
               (ii) any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, license, permit, trust, custodianship, or other instrument, agreement or restriction, or
               (iii) any judgment, order, writ, injunction or decree or any court, governmental body, administrative agency or arbitrator, that would prevent, or be violated by, or under which there would be a default as a result of, nor is the consent of any Third Party required for, the execution, delivery and performance by VIA of this Agreement and the obligations contained herein.
     9.3 Disclaimer of Warranties. EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL RIGHTS OF THIRD PARTIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BOTH PARTIES ACKNOWLEDGE AND DISCLAIM ANY WARRANTY AS TO: (I) THE SUCCESS OF ANY DEVELOPMENT OR CLINICAL TRIAL, STUDY OR TEST COMMENCED BY UNDER THIS AGREEMENT; OR (II) REGULATORY APPROVAL, PRODUCT INTRODUCTION, SAFETY, USEFULNESS OR COMMERCIAL SUCCESS OF ANY LICENSED PRODUCT.
ARTICLE 10
CONFIDENTIALITY
     10.1 Treatment of Confidential Information. Except as otherwise provided in this Article 10, during the term of this Agreement and for a period of five (5) years thereafter, VIA and its Affiliates will retain in confidence and use only for purposes of this Agreement any information, data, and materials supplied by Roche or on behalf of Roche to VIA and its Affiliates under this Agreement, and Roche will retain in confidence and use only for purposes of this Agreement any information, data, and materials supplied by VIA or on behalf of VIA to Roche under this Agreement. For purposes of this Agreement, all such information and data which a Party is obligated to retain in confidence shall be called “Confidential Information” of the disclosing Party.
     10.2 Right to Disclose. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, VIA and Roche each may disclose the Confidential Information of the other Party to their respective Affiliates, sublicensees, consultants, outside contractors, clinical investigators or other Third Parties provided that such entities or persons agree in writing (a) to keep the Confidential Information confidential for the same time periods and to the same extent as VIA and Roche are required to keep the Confidential Information confidential and (b) to use the Confidential Information only for such purposes as VIA and Roche (as applicable) are entitled to use the Confidential Information. Each Party or its Affiliates or sublicensees may disclose such Confidential Information of the other Party to government or other regulatory authorities to the extent that such disclosure (i) is reasonably necessary to obtain Patents or authorizations to conduct clinical trials with or to market commercially the Licensed Products, provided such Party is otherwise entitled to engage in such activities under this Agreement; (ii) is otherwise legally required; (iii) is in facilitation of a Party’s relationship with its existing or prospective investors; or (iv) is permitted pursuant to Section 14.7; provided that if a Party is legally required to make such a disclosure under (ii), it shall, if practicable under the circumstances, first have given prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such a disclosure, or to apply for confidential treatment or a protective order.
     10.3 Release From Restrictions. The foregoing obligations in respect of disclosure and use of Confidential Information shall not apply to any part of such Confidential Information that the receiving Party, or its Affiliates (all collectively referred to as the “Receiving Party”) can demonstrate by competent evidence:
          (a) is or becomes publicly available other than by acts of the Receiving Party in breach of this Agreement;
          (b) is disclosed to the Receiving Party or its Affiliates or sublicensees by a Third Party who had the right to disclose such Confidential Information to the Receiving Party;
          (c) prior to disclosure under this Agreement, was already in the possession of the Receiving Party or its Affiliates or sublicensees, provided such Confidential Information was not obtained, directly or indirectly, from the other Party under this Agreement; or
          (d) was independently discovered or developed by the Receiving Party without resort to or use of any Confidential Information of the disclosing Party.
     10.4 Confidentiality of Agreement. Except as otherwise required by law or the terms of this Agreement or mutually agreed upon by the Parties hereto, each Party shall treat as confidential the terms, and conditions of this Agreement, except that Roche and VIA may each disclose such terms and conditions and the achievement of milestone and other significant events under this Agreement to its Affiliates and sublicensees, and to current, and potential investors, merger partners or acquirors. Furthermore, either Party in connection with its current or future status as a public company (or in connection with its initial public offering registration activities) may disclose the terms of this Agreement to the extent required by the federal securities laws or regulations or the rules or regulations of any stock exchange or NASDAQ, and provided, that the disclosing Party shall seek confidential treatment of key business terms contained in this Agreement, including but not limited to the royalty rates; provided further, that the disclosing Party shall duly consider reasonable and timely suggestions, advice and input from the non-disclosing Party with respect to seeking confidential treatment of key business terms contained in the Agreement. After execution of this Agreement, the Parties shall release the joint press release, the text of such shall be mutually agreeable to each Party, announcing the execution of the Agreement. In addition, the Parties have agreed to the publicity-related provisions that are set forth in Section 14.7.
     10.5 Return of Confidential Information. Upon termination of this Agreement by either Party for any reason, the rights of each Party to retain and use the Confidential Information of the other shall be as provided in Article 12, provided, however, that each Party may retain a single archival copy of the other Party’s Confidential Information solely for the purpose of determining the extent of disclosure of Confidential Information hereunder and assuring compliance with the surviving provisions of this Agreement.
ARTICLE 11
TRANSFERS AND ACCESS; REGULATORY
     11.1 Transfer of Know-How. Immediately after the Effective Date, but not later than sixty (60) days after the Effective Date, Roche shall transfer (originals or copies) to VIA all of the Roche Know-How listed in Appendix B (the “Transfer Know-How”). If Roche identifies any Roche Know-How in the future that should have been included in the Transfer Know-How, then Roche shall provide such Roche Know-How to VIA in a timely manner. Roche agrees to provide to VIA upon VIA’s reasonable request and at VIA’s sole expense copies of the prosecution files and histories of the Roche Patent Rights that are not publicly available. At VIA’s request, Roche shall participate in up to two (2) telephone conferences designed to answer questions related to the Roche Know-How, provided that Roche shall not be obligated to provide more that one (1) person day of effort related to these telephone conferences.
     11.2 Regulatory Affairs.
          (a) During the Term, VIA shall (i) control and be solely responsible for making all needed Regulatory Filings relating to the development of Licensed Products and for seeking and maintaining Registrations of Licensed Products developed by VIA throughout the Territory, in such countries as it selects; and (ii) own and be responsible for preparing and submitting all Regulatory Rulings, including preparing all applications and reports necessary as part of an IND, NDA, DMF (“Drug Master File”), or other necessary filing required for Registration. Roche shall assign to VIA all rights, title and interest in and to all Regulatory Filings that Roche has made with respect to any Compound or Derivative and all licenses, authorizations and permits that Roche has obtained with respect to clinical trials of any Compound or Derivative. Roche shall permit VIA to access, and shall provide VIA with sufficient rights to reference and use in association with exercising its rights and performing its obligations under this Agreement, all records pertaining to Compounds, Derivatives or Licensed Products as are in the possession of Roche and are reasonably necessary for obtaining Registrations for Licensed Products.
          (b) In conducting any research or development activities under this Agreement, VIA shall (i) ensure that its employees, agents, clinical institutions and clinical investigators comply with all Regulatory Agency statutory and regulatory requirements with respect to Licensed Products, including but not limited to the Federal Food, Drug and Cosmetic Act, as amended, the Public Health Service Act, Institutional Review Boards, GCP, GLP, IND regulations, and any conditions imposed by a reviewing IRB or Regulatory Agency; and (ii) not utilize, in conducting studies on Licensed Products, any person or entities that at such time are debarred by a Regulatory Agency, or that, at such time, are under investigation by the FDA for debarment action pursuant to the provisions of 21 U.S.C. § 335.
ARTICLE 12
TERM AND TERMINATION
     12.1 Term. This Agreement shall become binding upon the Effective Date. This Agreement shall continue thereafter in full force and effect, unless terminated sooner pursuant to Sections 12.2 or 12.3 below, until it expires upon the expiration of VIA’s obligation to pay royalties to Roche hereunder (such expiration of the term of this Agreement without termination, “Expiration”).
     12.2 VIA’s Right to Terminate.
          (a) For Material Breach at any Time. VIA may terminate this Agreement, as a whole, at any time if (i) Roche materially breaches the Agreement and (ii) such material breach is not cured by Roche within ninety (90) days after VIA provides Roche with written notice of such breach, or, if such breach cannot be cured through commercially reasonably efforts within such ninety (90) days, and Roche has (within such time period) submitted a plan for cure as promptly as is reasonably practicable through the application of commercially reasonable efforts with a cure date reasonably acceptable to VIA, after the earlier of the cure date agreed to by VIA or the date Roche ceases commercially reasonable efforts to cure such breach.
          (b) For Convenience. VIA may terminate this Agreement for convenience, upon sixty (60) days prior written notice to Roche, provided that such notice of termination may not occur until after the one year anniversary of the Effective Date. VIA may commence to wind down all of its activities under this Agreement immediately upon such notice.
     12.3 Roche’s Right to Terminate.
          (a) For Material Breach at any Time. Roche may terminate this Agreement, as a whole, at any time if (i) VIA materially breaches the Agreement and (ii)

such material breach is not cured by VIA within ninety (90) days after Roche provides VIA with written notice of such breach, or, if such breach cannot be cured through commercially reasonably efforts within such ninety (90) days, and VIA has (within such time period) submitted a plan for cure as promptly as is reasonably practicable through the application of commercially reasonable efforts with a cure date reasonably acceptable to Roche, after the earlier of the cure date agreed to by Roche or the date VIA ceases commercially reasonable efforts to cure such breach. If VIA files a petition for bankruptcy, dissolution, liquidation or winding up of affairs, then such petition shall not relieve VIA of its obligation for continued performance under this Agreement pending a decision on such petition.
          (b) For VIA’s Discontinuance of the Development Plan. Notwithstanding anything in this Agreement to the contrary, Roche may terminate the Agreement and all licenses granted herein following receipt of written notice from VIA of VIA’s decision to discontinue all of VIA’s activities under the Development Plan pursuant to Section 6.3 in either the Territory or a sub-territory (as defined in Section 6.3), as applicable; provided that any such termination for a sub-territory shall only be effective for such sub-territory (i.e., this Agreement shall remain in force for all remaining sub-territories that are not subject to such termination). Following such termination and at Roche’s request within thirty (30) days after such termination, VIA shall negotiate in good faith with Roche, for a period of sixty (60) days from the date of Roche’s request, to license on commercially reasonable terms to Roche the VIA Patent Rights and VIA Know-How related solely to the Licensed Products in the Territory or terminated sub-territory, as applicable.
     12.4 General Effect of Expiration or Termination. Upon Expiration or termination of this Agreement for any reason, all rights and obligations of the Parties hereunder shall cease, except as explicitly provided for below in this Article 12 or elsewhere in this Agreement. Expiration or termination of this Agreement shall not relieve the Parties of any obligation to make payments or otherwise to the extent related to events or other facts in existence prior to such Expiration or termination.
     12.5 Rights Upon Expiration or Any Termination.
          (a) Upon Expiration of this Agreement in any country, VIA shall continue to have a royalty-free, perpetual right to Commercialize Licensed Products in the Territory, as the license granted VIA in Section 2.1 shall automatically become royalty-free, non-exclusive and perpetual in the country of Expiration.
          (b) Upon Expiration or termination of this Agreement for any reason, the following Sections and Articles shall survive such expiration or termination, subject to any later termination dates provided for therein: Sections 5.1 and 5.2 (with respect to payments having accrued during the term of this Agreement); Sections 5.4; 5.5; and 9.3, and Articles 1, 8 (as relates to infringement occurring during the term of this Agreement), 10, 12, 13 and 14.

     12.6 Rights Upon Certain VIA Terminations.
          (a) Upon termination by VIA for Roche’s uncured material breach of this Agreement pursuant to Section 12.2(a), the following Sections shall survive such termination in addition to the Sections and Articles set forth to survive in Section 12.5(b): Sections 2.1; and 3.1, 3.2 and 3.3 (with continued milestone payments reduced by *** percent (***%)); Article 4 (with continued royalty payments reduced by *** percent (***%)) and all other Sections and Articles governing the mechanics of milestone and royalty payments hereunder. The licenses granted by Roche to VIA shall become perpetual and irrevocable if VIA terminates under Section 12.2(a).
          (b) If VIA terminates this Agreement for any reason other than Roche’s uncured material breach of this Agreement pursuant to Section 12.2(a), then VIA’s obligations pursuant to Section 3.1 shall survive such termination.
          (c) Termination of this Agreement by VIA shall not limit VIA’s ability to seek any remedies that may be available for any breaches of the terms hereof by Roche prior to such termination.
     12.7 Rights Upon Roche Termination for Cause and Other VIA Terminations. If Roche terminates this Agreement pursuant to Section 12.3, or VIA terminates this Agreement for convenience pursuant to Sections 12.2(b) then:
          (a) Reverted Territory; Reverted Products. The Territory, in the case of a termination in whole, and the terminated country or countries (together with their territories and possessions) in the case of a partial termination, shall be deemed to be the “Reverted Territory” effective as of the effective date of such termination. In the case of a partial termination, the Reverted Territory shall thereafter be excluded from the Territory for all purposes under this Agreement, but this Agreement will remain in effect in the remaining Territory. All Licensed Products in the Reverted Territory shall, effective upon the effective date of such termination, be deemed “Reverted Products.” All Roche Patent Rights in the Reverted Territory for the Reverted Products shall, at Roche’s request, be reassigned to Roche at no cost to Roche.
          (b) No Further Representations. The VIA Group shall discontinue making any representation regarding its status as a licensee of or distributor for Roche in the Reverted Territory, for all Reverted Products. The VIA Group shall cease conducting any activities with respect to the marketing, promotion, sale or distribution of the Reverted Products in the Reverted Territory.
          (c) Technology License. VIA hereby grants to Roche, if Roche notifies VIA within thirty (30) days after such termination that Roche desires to negotiate such a license, the right to negotiate for a period of sixty (60) days thereafter a license on commercially reasonable terms under (i) any patent or patent application owned by VIA (or any VIA Affiliate) covering the Reverted Products having been developed or commercialized by the VIA Group during the term of this Agreement, and (ii) all Know-How owned or controlled by VIA and its Affiliates relevant to Reverted Products, solely

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

for Roche to commercialize Reverted Products in the Reverted Territory, and to manufacture Reverted Products anywhere in the world for such Commercialization, and (iii) any Regulatory Filings of VIA in the Reverted Territory.
          (d) No Further Sales. VIA covenants that promptly upon such termination it and its Affiliates hereunder shall cease to sell, and thereafter shall not sell, any Reverted Product in the Reverted Territory prior to three (3) years after the effective date of termination.
ARTICLE 13
INDEMNIFICATION
     13.1 Indemnification by VIA. Subject to Sections 13.3 and 14.14 hereof, VIA hereby agrees to defend, indemnify and hold harmless Roche and its Affiliates and licensors, and their directors, officers, employees and agents (“Roche Indemnitees”) from and against any liabilities, losses, fines, penalties, damages, expenses (including reasonable attorney’s fees and expenses and expenses incurred in connection with the enforcement of this provision), resulting from any Third Party suits, actions, or claims brought or threatened after the Effective Date of this Agreement and which arise out of claims against Roche Indemnitees brought by Third Parties after the Effective Date of this Agreement, including but not limited to, any actions in contract (including breach of warranty) tort (including negligence, strict liability or commercial torts) which arise, result from, or relate to:
               (i) any breach of any of the representations of VIA contained in Section 9.2 hereof,
               (ii) the gross negligence, recklessness or willful misconduct of the VIA and its Affiliates; and
               (iii) any development or commercialization (including without limitation, any manufacture, storage, use or possession) of Compound, Derivatives, Additional Licensed Compounds or Licensed Product by VIA, its Affiliates, sublicensees and distributors.
Items (i) through (iii) are hereinafter collectively referred to as a “Roche Loss.” VIA shall have no obligation to indemnify Roche, to the extent that any Roche Loss arises out of the gross negligence or willful misconduct of any Roche Indemnitee or Roche’s breach of this Agreement.
     13.2 Indemnification by Roche. Subject to Sections 13.3 and 14.14 hereof, Roche hereby agrees to defend, indemnify and hold harmless VIA, its Affiliates and sublicensees, and their directors, officers, employees and agents (“VIA Indemnitees”) from and against any liabilities, losses, fines, penalties, damages, expenses (including reasonable attorney’s fees and expenses, and expenses incurred in connection with the enforcement of this provision), resulting from any Third Party suits, actions, or claims which arise out of claims against VIA Indemnitees brought by Third Parties after the Effective Date of this Agreement, including but not limited to, any actions in contract (including breach of warranty), tort (including negligence, strict liability or commercial torts) which arise, result from, or relate to:
               (i) any breach of any of the representations of Roche contained in Section 9.1 hereof,
               (ii) the gross negligence, recklessness or willful misconduct of Roche, its Affiliates or agents, and
               (iii) any development or commercialization (including without limitation, any manufacture, storage, use or possession) of Compound, Derivatives, Additional Licensed Compounds or Licensed Product by Roche or its Affiliates.
Items (i) through (iii) are hereinafter collectively referred to as an “VIA Loss.” Roche shall have no obligation to indemnify VIA, to the extent that any VIA Loss arises out of the gross negligence or willful misconduct of any VIA Indemnitee or VIA’ breach of this Agreement.
     13.3 Indemnification Procedures With Respect to Third Party Claims.
          (a) To be eligible to seek indemnification under this Article 13 in respect to a liability, loss, fine, penalty, damage, expense, action, or claim brought against such Indemnitee by a Third Party (such claim hereinafter referred to as a “Third Party Claim”), a VIA Indemnitee or Roche Indemnitee (each, an “Indemnitee”) shall promptly give written notice thereof to the Party from whom indemnification is sought (such Party hereinafter referred to as the “Indemnitor”) within a reasonable period of time after the assertion of such Third Party Claim by such Third Party; provided, however, that the failure to provide written notice of such Third Party Claim within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is prejudiced by such failure. The Indemnitor shall have the right to assume the complete control of the defense, compromise or settlement of any Third Party Claim (provided that no settlement of any Third Party Claim shall include any admission of wrongdoing on the part of an Indemnitee, without the prior written consent of such Indemnitee, which consent shall not be unreasonably withheld), including, at its own expense, employment of legal counsel. At any time thereafter the Indemnitor shall be entitled to exercise, on behalf of the Indemnitee, any rights which may mitigate the extent or amount of such Third Party Claim; provided, however, that if the Indemnitor shall have exercised its right to assume control of such Third Party Claim, the Indemnitee (i) may, in its sole discretion and at its own expense (which expense shall not be subject to indemnification hereunder), employ legal counsel to represent it (in addition to the legal counsel employed by the Indemnitor) in any such matter, and in such event legal counsel selected by the Indemnitee shall be required to confer and cooperate with such counsel of the Indemnitor in such defense, compromise or settlement for the purpose of informing and sharing information with the Indemnitor; (ii) shall, at its own expense, make available to Indemnitor those employees, officers and directors or Indemnitee whose assistance, testimony or presence is necessary or appropriate to assist the Indemnitor in evaluating and in defending any such Third Party Claim (provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Indemnitee); and (iii) shall otherwise fully cooperate with the Indemnitor and its legal counsel in the investigation and defense of such Third Party Claim.
          (b) If the Parties acting in good faith cannot agree as to the applicability of Section 13.1 and/or 13.2 to a particular Third Party Claim, then each Party (and its respective Indemnitees) reserves the right to conduct its own defense of such Third Party Claim and seek indemnification from the applicable Party upon its resolution.
ARTICLE 14
GENERAL PROVISIONS
     14.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make payments hereunder, when such failure or delay is caused by or results from fire; flood; earthquake; tornado; embargo; government regulation; prohibition or intervention; war; act of war (whether war be declared or not); insurrection; act of terrorism; riot; civil commotion; strike; lockout; act of God or any other cause beyond the reasonable control of the affected Party to anticipate, prevent, avoid or mitigate (a “Force Majeure Event”) so long as the affected Party uses commercially reasonable efforts to overcome the effects of the Force Majeure Event; provided, however, that any failure or delay in fulfilling a term of this Agreement shall not be considered a result of a Force Majeure Event if it arises from a knowing failure of VIA or Roche to comply with applicable laws and regulations.
     14.2 Further Assurances. Each Party hereto agrees to perform such acts, execute such further instruments, documents or certificates, and provide such cooperation in proceedings and actions as may be reasonably requested by the other Party in order to carry out the intent and purpose of this Agreement, including without limitation the registration or recordation of the rights granted hereunder.
     14.3 Severability. Both Parties hereby expressly acknowledge and agree that it is the intention of neither Party to violate any public policy, statutory or common law, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries and specifically agree that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the Parties hereto in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, then in such event such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries (or reformed, for example but without limitation, to apply for a shorter period of time, such that their effect is in compliance with law) and the remainder of this Agreement shall remain binding upon the Parties hereto.
     14.4 Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in person, or if mailed by registered or certified mail (return receipt requested) postage prepaid, or by a nationally recognized overnight courier, or by facsimile (and promptly confirmed by registered, certified mail, overnight courier or fax receipt), to the addresses given below or such other addresses as may be designated in writing by the Parties from time to time during the term of this Agreement. Any notice sent by overnight courier or facsimile shall be deemed received on the first business day after posted with the courier or transmittal. Any notice sent by registered, certified mail shall be deemed received on the fourth (4th) business day following the date of posting.

In the case of VIA:	VIA Pharmaceuticals, Inc.
750 Battery Street, Suite 330
San Francisco California 94111 USA
Attention: President

In the case of Roche:	Hoffmann-La Roche Inc.
340 Kingsland Street
Nutley, New Jersey 07110
Attention: Corporate Secretary

and:	F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
CH-4070 Basel
Switzerland
Attention: Corporate Law
     14.5 Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties hereto, but neither this Agreement nor any of the rights, interests or obligations hereunder of any Party hereto shall be assigned without the prior written consent of the other Party (which may be withheld for any reason), provided, however, that either Party may, without such consent, assign this Agreement in whole or in part (i) to a successor corporation in connection with the transfer or sale of all or substantially all of its business or assets to which this Agreement pertains or in the event of the merger or consolidation with another corporation; and (ii) to an Affiliate. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

     14.6 Performance by Affiliates. Each of Roche and VIA acknowledge that their obligations and rights under this Agreement may be performed and exercised by Affiliates of Roche and VIA, respectively. Obligations of the Party for which one of its Affiliates is performing hereunder shall be deemed to extend to such performing Affiliate. Each of Roche and VIA guarantee performance of this Agreement by its Affiliates. Wherever in this Agreement the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such entities shall not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way. Further, if a Party’s Affiliate breaches any aspect of this Agreement performance of which has been delegate to such Affiliate or acts in any way inconsistently with the foregoing sentence, then the other Party shall be entitled to proceed against the Party whose Affiliate so breached, and shall not first be required to proceed against the Affiliate that so breached.
     14.7 Publicity. Except for the details in the press release to be agreed upon by the Parties, and as required by the rules or regulations of any stock exchange or regulatory authority or otherwise required by law or regulation, neither Party, nor any of its Affiliates, shall originate any publicity, news release or other public announcement that identifies the other Party, written or oral, relating to the confidential terms or conditions contained in this Agreement without the prior written approval of such other Party. In addition, VIA shall have the right to originate publicity, news releases and other public announcements relating to Licensed Products if such publicity, news releases and other public announcements do not identify Roche; provided that VIA shall provide Roche with an opportunity to review a draft of any such publicity, news release or other public announcement at least five (5) business days prior to releasing such publicity, news release or other public announcement (unless a quicker release is mandated by law).
     14.8 Roche Publications. The Parties recognize the importance of allowing Roche scientists to have the ability to publish their results but recognize that such publications have the potential for disclosing intellectual property. Accordingly, Roche shall have the right to publish all documents that (i) have been approved for publication in compliance with Roche’s internal procedures and (ii) submitted for publication prior to the Effective Date (drafts of which were disclosed to VIA). After the Effective Date, Roche shall not submit for publication any document without the written consent of VIA, which consent shall be at VIA’s sole discretion.
     14.9 Amendment. The Parties hereto may amend, modify or alter any of the provisions of this Agreement, but only by a written instrument that explicitly refers to this Agreement and is duly executed by both Parties hereto.
     14.10 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made with respect to such subject matter are expressly superseded by this Agreement.

     14.11 Waiver. The failure of a Party to enforce at any time for any period any of the provisions hereof shall not be construed as a waiver of such provisions or of the rights of such Party thereafter to enforce each such provisions.
     14.12 No Implied Licenses. Except as expressly and specifically provided under this Agreement, the Parties agree that neither Party is granted any implied rights to or under any of the other Party’s current or future Patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.
     14.13 No Joint Venture. The Parties agree that the relationship of Roche and VIA established by this Agreement is that of independent licensee and licensor. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.
     14.14 No Third Party Beneficiaries. Except as otherwise set forth in Article 13, all rights, benefits and remedies under this Agreement are solely intended for the benefit of Roche and VIA, and no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.
     14.15 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, EVEN If SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. IN NO CASE SHALL EITHER PARTY BE LIABLE FOR ANY REPRESENTATION OF WARRANTY MADE BY THE OTHER PARTY TO ANY THIRD PARTY.
     14.16 Governing Law. This Agreement is to be construed in accordance with, and governed by, the laws of the state of Delaware, except in relation to the principles governing conflict of laws. This Agreement shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods. Notwithstanding the foregoing, questions affecting the construction and effect of any Patent shall be determined by the laws of the country in which such Patent has been granted.
     14.17 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     14.18 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.
     14.19 Dispute Resolution. The Parties recognize that disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof (each, a “Dispute”) which relate to either Party’s rights and/or obligations hereunder may from time to time arise during the term of this Agreement. The Parties shall seek to amicably resolve such a Dispute in an expedient manner by mutual cooperation. To reach amicable resolution, the Parties agree to first refer the Dispute to their respective senior-level management, or their designees, for attempted resolution through good faith negotiations.
     If the Dispute cannot be resolved within sixty (60) days after the referral to the senior-level management referred to above, all such disputes shall be finally resolved and settled in accordance with the provisions of this section:
          (a) Arbitration Request. If a party intends to begin arbitration it must provide written notice (the “Arbitration Request”) to the other party that the Dispute arising under this Agreement is to be referred to arbitration administered by the American Arbitration Association (the “AAA”). From the date of the Arbitration Request and until such time as any matter has been finally settled, the running of the time periods as to which party must cure a breach of this Agreement shall be suspended as to the subject matter of the Dispute.
          (b) No Arbitration of Patent Issues. Unless otherwise agreed by the parties, a Dispute relating to the validity, infringement or enforceability of Patents shall not be subject to arbitration, and shall be submitted to a court of competent jurisdiction.
          (c) Arbitration Procedure. The Arbitration shall be held in New York, New York in accordance with the Commercial Arbitration Rules of the AAA. The Parties shall each be responsible for one-half of any fees or other amounts payable to the AAA or the arbitrator, and each Party shall bear its own attorneys’ fees and other expenses in connection with the arbitration.
     The Parties agree that the procedures set forth in this paragraph shall be the sole and exclusive means of resolving any and all Disputes. Judgment on any award rendered by the arbitrator may be entered in any court having competent jurisdiction thereof.

     In Witness Hereof, the Parties have executed this Agreement effective as of the Effective Date.

Hoffmann-La Roche Inc.
By:	/s/ Frederick C Kentz III
	Name:	Frederick C Kentz III
	Title:	VP SECY & GE

F. Hoffmann-La Roche Ltd		F. Hoffmann-La Roche Ltd

By:	/s/ Nigel Shedil	By:	/s/ Stefan Arnold

	Name: Nigel Shedil		Name: Stefan Arnold
	Title: Vice President Global Head Licensing		Title: Legal Counsel

VIA Pharmaceuticals, Inc.
By:	/s/ Lawrence Cohen
	Name:	Lawrence Cohen, PHD
	Title:	Chief Executive Officer

Appendix A
List of Roche Patent Rights

Case 22252	Application Date	Application No.	Grant Date	Patent No.	Expiry Date	Holder
AU	30.01.2006	2006210056			30.01.2026	Roche Basel
BR	30.01.2006	PI0607861-3			30.01.2026	Roche Basel
CA	30.01.2006	2596639			30.01.2026	Roche Basel
CN	30.01.2006	200680004154.1			30.01.2026	Roche Basel
EP	30.01.2006	06706491.5			30.01.2026	Roche Basel
IN	30.01.2006	6523/DELNP/2007			30.01.2026	Roche Basel
IL	30.01.2006	184643			30.01.2026	Roche Basel
JP	30.01.2006	2007-553522				Roche Basel
MX	30.01.2006	MX/A/2007/009210				Roche Basel
KR	30.01.2006	2007-7018042			30.01.2026	Roche Basel
US	07.02.2005	60/650671 Priority			07.02.2006	Roche Nutley
US1	31.01.2006	11/343567	08.01.2008	7317125	31.01.2026	Roche Nutley
WO	30.01.2006	PCT/EP2006/000786				Roche Basel

Case 22625	Application Date	Application No.	Grant Date	Patent No.	Expiry Date	Holder
AU	27.04.2006	2006245812			27.04.2026	Roche Basel
BR	27.04.2006	PI0608906-2			27.04.2026	Roche Basel
CA	27.04.2006	2607121			27.04.2026	Roche Basel
CN	27.04.2006	200680015458.8			27.04.2026	Roche Basel
EP	27.04.2006	06754906.3			27.04.2026	Roche Basel
IN	27.04.2006	8985/DELNP/2007			27.04.2026	Roche Basel
IL	27.04.2006	187005			27.04.2026	Roche Basel
JP	27.04.2006	2008-510535				Roche Basel
MX	27.04.2006	MX/A/2007/013939				Roche Basel
KR	27.04.2006	2007-7025917			27.04.2026	Roche Basel
US	10.05.2005	60/679521 Priority			10.05.2006	Roche Nutley
US1	05.05.2006	11/429137				Roche Nutley
WO	27.04.2006	PCT/EP2006/061900				Roche Basel

Case 23106	Application Date	Application No.	Grant Date	Patent No.	Expiry Date	Holder
AU	17.11.2006	2006316560			17.11.2026	Roche Basel
BR	17.11.2006	PI0619052-9			17.11.2026	Roche Basel
CA	17.11.2006	2630269			17.11.2026	Roche Basel
CN	17.11.2006	200680044426.0			17.11.2026	Roche Basel
EP	17.11.2006	06830027.6			17.11.2026	Roche Basel
IN	17.11.2006	4199/DELNP/2008			17.11.2026	Roche Base!
IL	17.11.2006	191215			17.11.2026	Roche Base!
JP	17.11.2006	2008-542710				Roche Basel
MX	17.11.2006	MX/A/2008/006568				Roche Basel
KR	17.11.2006	2008-7012699			17.11.2026	Roche Basel
US	28.11.2005	60/740578 Priority			28.11.2006	Roche Nutley
US1	04.10.2006	60/849352 Priority			04.10.2007	Roche Nutley
US2	17.11.2006	11/601429				Roche Nutley
WO	17.11.2006	PCT/EP2006/068611				Roche Basel

Case 23954	Application Date	Application No.	Grant Date	Patent No.	Expiry Date	Holder
US	22.05.2007	60/931303 Priority			22.05.2008	Roche Nutley
US	18.03.2008	61/037339 Priority			18.03.2009	Roche Nutley
US	01.05.2008	12/113222				Roche Nutley
WO	13.05.2008	PCT/EP2008/055843				Roche Basel

Case 24719	Application Date	Application No.	Grant Date	Patent No.	Expiry Date	Holder
US	20.03.2008	61/038216 Priority			20.03.2009	Roche Nutley

Case 24187	Application Date	Application No.	Grant Date	Patent No.	Expiry Date	Holder
US	22.05.2007	60/931273 Priority			22.05.2008	Roche Nutley
US1	18.03.2008	61/037341 Priority			18.03.2009	Roche Nutley
US2	01.05.2008	12/113261				Roche Nutley

Case 24188	Application Date	Application No.	Grant Date	Patent No.	Expiry Date	Holder
US	22.05.2007	60/931327 Priority			22.05.2008	Roche Nutley
US1	18.03.2008	61/037348 Priority			18.03.2009	Roche Nutley
US2	01.05.2008	12/113275				Roche Nutley

Case 24189	Application Date	Application No.	Grant Date	Patent No.	Expiry Date	Holder
US	22.05.2007	60/931369 Priority			22.05.2008	Roche Nutley
US1	18.03.2008	61/037357 Priority			18.03.2009	Roche Nutley
US2	01.05.2008	12/113295				Roche Nutley

Case 24720	Application Date	Application No.	Grant Date	Patent No.	Expiry Date	Holder
US	06.08.2008	61/086506 Priority			06.08.2009	Roche Nutley

Case 24723	Application Date	Application No.	Grant Date	Patent No.	Expiry Date	Holder
US	03.12.2008	61/119467 Priority			03.12.2009	Roche Nutley

Case 24722	Application Date	Application No.	Grant Date	Patent No.	Expiry Date	Holder
US	17.12.2008	61/138157 Priority			17.12.2009	Roche Nutley

Appendix B
Transfer of Know How

5

									Project
									ID
			Document		Document				(Theme	Report	Substance	Document
Document No	Title	Author(s)	Date	Pages	Class	Center	Division	Language	Number)	No	ID	No

1028498	In Vitro Toxicity Evaluation of DGAT Compounds in Primary Dog Hepatocytes (Study No 10480)	Frank K B, Ryan A L	1/21/2008	6	research	Nutley	Pharma	English	4719	1028498	RO***, RO***	1028498
1028384	RO*** (DGAT): In Vitro Induction of P450s and Drug Transport Proteins in Primary Human Hepatocytes from Three Donors (Study No. 10469)	Ryan A L, Frank K B	1/25/2008	20	regular	Nutley	Pharma	English	4719	1028384	RO***	1028384
1027127	(Case 24189) DIACYLGLYCEROL ACYLTRANSFERASE INHIBITORS (DGAT)	Bolin D R, Cheung A W H, Firooznia F, Hamilton M M, Mc Dermott L A, Qian Y, Tan J, Yun W	5/22/2007	298	patent	Nutley	Pharma	English	4719	1027127	RO***, RO***, RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO	1027127
1027128	(Case 24188) DIACYLGLYCEROL ACYLTRANSFERASE INHIBITORS (DGAT)	Bolin D R, Cheung A W H, Firooznia F, Hamilton M M, Mc Dermott L A, Qian Y, Tan J, Yun W	5/22/2007	298	patent	Nutley	Pharma	English	4719	1027128	RO***, RO***, RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO	1027128

1027129	(Case 23954) DIACYLGLYCEROL ACYLTRANSFERASE INHIBITORS (DGAT)	Bolin D R, Cheung A W H, Firooznia F, Hamilton M M, Mc Dermott L A, Qian Y, Tan J, Yun W	5/22/2007	371	patent	Nutley	Pharma	English	4719	1027129	RO***, RO***, RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO***,RO***, RO	1027129

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.